Execution Copy

DATED THIS 24 Aug 2007

OCEAN CONVERSION (BVI) LTD

and

CONSOLIDATED WATER CO. LTD.

DEBENTURE

Conyers Dill & Pearman
Road Town, Tortola
British Virgin Islands

SCHEDULE 1 DETAILS OF ACCOUNTS	18

SCHEDULE 2 FORM OF NOTICE TO BANKS OPERATING ACCOUNTS AND/OR NOMINATED ACCOUNTS	19

THIS DEBENTURE is made on 24 Aug 2007

BETWEEN:

(1)	Ocean Conversion (BVI) Ltd. of Baughers Bay, Tortola, British Virgin Islands a company incorporated under the laws of the British Virgin Islands with registered number 682861 (the “Chargor”); and

(2)	Consolidated Water Co. Ltd., of Grand Cayman, Cayman Islands, a company incorporated under the laws of the Cayman Islands (the “Chargee”)

WHEREAS:

(A)
By a loan agreement dated on our about 25 May 2005 and attached hereto as Schedule 3 (the “Loan Agreement”) made between the Chargor and Chargee, the Chargee agreed to provide certain loan facilities to the Chargor on the terms and conditions therein set out.

(B)	By the terms of the Loan Agreement, the funds loaned were to be repaid the 1st day of June 2007.

(C)
The Chargor is currently not in a position to make such repayment, and the Chargee has agreed to extend the time for repayment until the1st day of July 2009 (the “Loan Extension”) if it receives the security of this Debenture which the Chargor has agreed to give.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1
Defined terms used in this Debenture have the same meaning attributed to them in the Loan Agreement and, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Act” means the Insolvency Act, 2003 of the British Virgin Islands;

“Accounts” means the accounts of the Chargor set out in Schedule 1 (Details of Accounts) and/or such other accounts as the Chargor and the Chargee shall agree or (following the occurrence of an Event of Default) as the Chargee shall specify;

“Book Debts” means all book and other debts arising in the ordinary course of trading;

“BVI BC Act” means the BVI Business Companies Act, 2004 of the British Virgin Islands;

“Charged Property” means the assets mortgaged, charged or assigned to the Chargee by this Debenture;

“CLP” means the Conveyancing and Law of Property Ordinance 1961 (Cap. 220) of the British Virgin Islands;

“Floating Charge Asset” means an asset charged under Clause 3.2 (Floating Charge);

“Insurances” means all policies of insurance and all proceeds of them either now or in the future held by, or written in favour of, the Chargor or in which it is otherwise interested;

“Other Debts” means debts and claims other than Book Debts;

“Receiver” means a receiver and manager, administrator receiver or (if the Chargee so specifies in the relevant appointment) receiver or any analogous officer appointed under the Act in each case appointed under this Debenture;

“Secured Obligations” means all of the present and future obligations now or hereafter existing, whether actual or contingent and whether joint or several, of the Chargor to the Chargee.

1.2
References in this Debenture to any document, agreement or instrument will be deemed to include references to that document, agreement or instrument as it may be amended, modified, varied, novated or restated from time to time (including, without limitation, by way of increase of the facilities made available thereunder).  Similarly, references in this Debenture to the Secured Obligations will be deemed to include any and all obligations which the Chargor or may have under or in connection with the Loan Agreement and Loan Extension as the same may be so varied, amended, modified, novated or restated from time to time.

1.3	In this Debenture, unless a contrary intention appears, a reference to:

(a)	an “agreement” includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(b)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;

(c)	“assets” includes property, business, undertaking and rights of every kind, present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

(d)	a “consent” includes an authorisation, approval, exemption, licence, order, permission or waiver;

(e)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(f)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(g)	a “month” means a period starting on one day in a calendar month and ending on the day before the numerically corresponding day in the next calendar month, except that:

(i)	if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if none, on the preceding Business Day; and

(ii)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month,

and references to “months” shall be construed accordingly;

(h)
a “person” includes any person, individual, firm, company, corporation, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(i)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation.

1.4
The terms of the documents under which the Secured Obligations arise and of any side letters between the Chargor and the Chargee relating to the Secured Obligations are incorporated in this Debenture to the extent required for any purported disposition of the Charged Property contained in this Debenture to be a valid disposition;

1.5	The parties intend that this document shall take effect as a deed;

1.6	The following covenants shall be implied into any disposition made in this Debenture with “full title guarantee”;

(a)	that the person making the disposition has the right (with the concurrence of any other person conveying the property) to dispose of the property as he purports to;

(b)
that the person making the disposition will, at his own cost, do all that he reasonably can do to give the person to whom he disposes the property the title he purports to give, which obligation includes:

(i)
in relation to a disposition of an interest in land the title to which is registered, doing all that he reasonably can to ensure that the person to whom the disposition is made is entitled to be registered as proprietor with at least the class of title registered immediately before the disposition; and

(ii)
in relation to a disposition of an interest in land the title to which is required to be registered by virtue of the disposition, giving all reasonable assistance fully to establish to the satisfaction of the relevant land registry authorities the right of the person to whom the disposition is made to registration as proprietor;

(c)	that the person making the disposition is making it free from:

(i)	all charges and encumbrances (including all liabilities imposed and rights conferred by or under any enactment); and

(ii)	all other rights exercisable by third parties;

(d)
in connection with any dispositions of leasehold property, that the lease is subsisting at the time of the disposition and that there is no subsisting breach of a condition or tenant’s obligation and nothing which, at that time, would render the lease liable to forfeiture; and

(e)	in connection with any disposition which is a mortgage of property subject to a rentcharge, or of leasehold land, that:

(i)
(in the case of a rentcharge) the mortgagor or chargor will fully and promptly observe and perform all the obligations under the instrument creating the rentcharge that are for the time being enforceable with respect to the property by the owner of the rentcharge in his capacity as such; and

(ii)
(in the case of a leasehold) the mortgagor or chargor will fully and promptly observe and perform all the obligations under the lease subject to the mortgage that are for the time being imposed on him in his capacity as tenant under the lease.

1.7	All defined terms in the Loan Agreement shall have the same meaning when used in this Debenture.

1.8
If there is a conflict between this Debenture and the Loan Agreement then (to the extent permitted by law) the provisions of the Loan Agreement shall take priority over the provisions of this Debenture except in relation to the Due Date;

1.9	In this Debenture, unless a contrary intention appears:

(a)
references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(b)
references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

(c)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;

(d)	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated; and

(e)	references to assets include property, rights and assets of every description.

2.	PAYMENT OF SECURED OBLIGATIONS

2.1	Extension and Amendment of Loan Agreement

(a)	Clause 1 of the Loan Agreement is amended to reflect that in sub-clause (6), the definition of Due Date is now the 31st day of August 2009.

(b)	The Loan Agreement is further amended to reflect that the Subordinated Indebtedness must be repaid as follows:

Eight (8) quarterly principal payments of $125,000.00 commencing on 31 August 2007, plus a final principal payment of US$2,000,000.00 due on 31 August, 2009, plus quarterly payments of accrued interest and any other amounts due.

(c)
In the event that the Chargor fails to execute water supply contracts with the Government of the British Virgin Islands with regard to the Baughers Bay and Bar bay plants on or before 15 September 2007, same will constitute a material adverse change to the Chargor’s financial condition and the entire amount of the Subordinated Indebtedness will become immediately repayable pursuant to Clause 3(15) of the Loan Agreement.

In all other respects the Loan Agreement is confirmed.

2.2	Covenant To Comply

The Chargor, as primary obligor, hereby covenants with the Chargee that it shall comply with and discharge all the Secured Obligations as and when required by the Loan Agreement and this Debenture (as to which time is of the essence).

2.3	Interest on Demands

If the Chargor fails to pay any sum on the due date for payment of that sum the Chargor shall pay interest on any such sum in accordance with the relevant provisions of the Agreement

3.	CHARGING CLAUSE

3.1	Fixed Charges

The Chargor hereby charges, with full title guarantee, in favour of the Chargee as security for the payment and discharge of the Secured Obligations all of its right, title and interest from time to time in and to each of the following asset by way of first fixed charge:

(i)	all its real and leasehold property;

(ii)	all its fixed assets; and

(iii)	its goodwill and uncalled capital.

3.2	Floating Charge

As further security for the payment, performance or discharge of the Secured Obligations, the Chargor hereby charges with full title guarantee in favour of the Chargee for the payment and discharge of the Secured Obligations by way of first floating charge all present and future assets and undertakings of the Chargor not effectively charged by way of first fixed charge under Clause 3.1 (Fixed Charges).

3.3	Conversion of Floating Charge

The Chargee may, at any time by notice in writing to the Chargor, convert the floating charge created by Clause 3.2 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

(a)	An Event of Default has occurred;

(b)	the Chargee considers that any of the Charged Property may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

(c)	the Chargee, acting reasonably, considers that it is necessary in order to protect the priority of the security.

3.4	Automatic Conversion of Floating Charge

Notwithstanding Clause 3.3 (Conversion of a Floating Charge) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

(a)	the Chargor creates or attempts to create any Security over any of the Charged Property;

(b)
any person levies or attempts to levy any distress, execution or other process against any of the Charged Property which is subject to the floating charge created pursuant to Clause 3.2 (Floating Charge);

(c)	the Chargor becomes insolvent within the meaning set out in section 8 (Meaning of “Insolvency”) of the Act; or

(d)	a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of the Chargor or an administrator or administrative receiver is appointed to the Chargor.

3.5	Reconversion of a Floating Charge

A floating charge which has been converted into a fixed charge pursuant to Clause 3.4 (Automatic Conversion of Floating Charge) may be reconverted to into a floating charge by notice given by the Chargee to the Chargor in relation to the assets specified in such notice.

4.	CONTINUING SECURITY

4.1	Continuing Security

The security created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the payment, performance and discharge of the Secured Obligations unless and until discharged by the Chargee, notwithstanding any intermediate payment, performance, discharge or settlement of all or any part of the Secured Obligations or any other matter or thing.

4.2	Other Security

The security created by or pursuant to this Debenture shall be cumulative, in addition to and independent of every other security which the Chargee may at any time hold for the payment, performance or discharge of the Secured Obligations or any other obligations or any rights, powers and remedies provided by law.  No prior security held by the Chargee over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture.

4.3	Immediate Recourse

The Chargee may enforce the security created by or pursuant to this Debenture without first having recourse to any other rights of the Chargee.

4.4	Chargor’s Obligations

The Chargor’s obligations shall not be discharged, impaired or otherwise affected by:

(a)	any winding-up, dissolution, administration or re-organisation of or other change in the Chargor or any other person;

(b)	any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c)	any time or other indulgence being granted to the Chargor or any other person;

(d)	any amendment, variation, waiver or release of any of the Secured Obligations;

(e)	any failure to take or failure to realise the value of any other collateral in respect of the Secured Obligations or any release, discharge, exchange or substitution of any such collateral; or

(f)	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of the Chargor under this Debenture.

4.5	No Prejudice

The security created by or pursuant to this Debenture shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person, or the Chargee or by any variation of the terms of the trust upon which the Chargee holds the security or by any other thing which might otherwise prejudice that security.

4.6	Remedies and Waivers

No failure on the part of the Chargee to exercise, or any delay on its part in exercising, any rights it may have under a Loan Agreement or Loan Extension shall operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other such right.

4.7	No Liability

None of the Chargee, its nominee(s) or any Receiver shall be liable by reason of:

(a)	taking any action permitted by this Debenture;

(b)	any neglect or default in connection with the Charged Property; or

(c)	taking possession of or realising all or any part of the Charged Property,

except in the case of gross negligence or wilful default upon its part.

4.8	Partial Invalidity

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

5.	FURTHER ASSURANCE

(a)
The Chargor will, at its own expense, promptly following request by the Chargee, execute such deeds and other agreements, deliver such title documents and otherwise take whatever action the Chargee reasonably may require:

(i)
to perfect and/or protect the security created (or intended to be created) by this Debenture (including registration of the security created under this Debenture with the Registrar of Corporate Affairs pursuant to Section 162 of the BVI BC Act);

(ii)	to facilitate the realisation or enforcement of such security;

(iii)	to facilitate the exercise of any of the Chargee’s rights, powers or discretions under this Debenture; and/or

(iv)	to confer on the Chargee security over any assets of the Chargor (in whatever jurisdiction situated) equivalent or similar to the security intended to be conferred by this Debenture,

including the conversion of charges to assignments, equitable security to legal security, the execution of any transfer, conveyance, assignment or assurance whatsoever and the giving of all notices, orders, instructions and directions whatsoever.

(b)	Any security document required to be executed by the Chargor under this Clause 5 will contain clauses corresponding to and no more onerous than the provisions set out in this Debenture.

(c)	The Chargor undertakes that it will not:

(i)
do or cause or permit to be done anything which will, or could be reasonably expected to, materially adversely affect the security or the rights of the Chargee hereunder or which in any way which is inconsistent with or materially depreciates, jeopardises or otherwise prejudices the security; or

(ii)	create or permit to subsist any Security over any of its assets from time to time other than as permitted by the Loan Agreement or Loan Extension.

6.	REPRESENTATIONS

The Chargor hereby represents and warrants to the Chargee that:

(a)	the Chargor is a company duly organised, validly existing and in good standing under the laws of the British Virgin Islands;

(b)
the Chargor is the legal and beneficial owner of all of the Charged Property free from any Security  (other than that created by this Debenture or as permitted under the Finance Documents) and any options or rights of pre-emption;

(c)
the Chargor has full power and authority (i) to be the legal and beneficial owner of the Charged Property, (ii) to execute and deliver this Debenture and (iii) to comply with the provisions of, and perform all its obligations under, this Debenture;

(d)
this Charge constitutes the Chargor's legal, valid and binding obligations enforceable against the Chargor in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors' rights generally;

(e)
the entry into and performance by the Chargor of this Debenture does not violate (i) any law or regulation of any governmental or official authority, or (ii) any agreement, contract or other undertaking to which the Chargor is a party or which is binding upon the Chargor or any of its assets;

(f)
all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Debenture have been obtained and are in full force and effect; and

(g)	the Chargor has taken all corporate and other action required to approve its execution, delivery and performance of this Debenture.

7.	UNDERTAKINGS

7.1	Duration of Undertakings

The Chargor undertakes to the Chargee in the terms of this Clause 7 from the date of this Debenture and for so long as any security constituted by this Debenture remains in force.

7.2	General Undertakings

(a)           Charged Property

It will observe and perform all covenants and stipulations from time to time affecting the Charged Property, make all payments, carry out all registrations or renewals and generally take all steps which are necessary to preserve, maintain and renew when necessary or desirable all the Charged Property.

(b)           Maintenance

It will keep all plant, machinery, fixtures, fittings, vehicles, computers and other equipment comprised in the Charged Property in good and substantial repair (fair wear and tear excepted) and in good working order (as applicable).

7.3	Collection of Book Debts and Other Debts

(a)
After an Event of Default has occurred, the Chargor will, as agent for the Chargee, collect all Book Debts and Other Debts charged to the Chargee under this Debenture, pay the proceeds into an Account (or, in the case of Other Debts, such account (a “Nominated Account”) as the Chargee may nominate) forthwith on receipt and, pending that payment, hold those proceeds on trust for the Chargee.

(b)	The Chargor shall not charge, factor, discount or assign any of the Book Debts or Other Debts in favour of any other person, or purport to do so unless permitted by the Facility Agreement.

7.4	Accounts

(a)	It will as soon as reasonably practicable pay all monies received by it into an Account held in its name and charged pursuant to this Debenture.

(b)	It will not, without the prior consent of the Chargee, open or maintain an account with any bank, financial institution or other person other than an Account.

(c)
The Chargor will procure that the bank with which any Account or Nominated Account is maintained signs and delivers to the Chargee a letter substantially in the form set out in Schedule 2 (Form of notice to banks operating Accounts and/or Nominated Accounts).

(d)
Once an Event of Default has occurred the Chargor may not withdraw any monies from time to time standing to the credit of any Account or Nominated Account, unless expressly permitted to do so under the Facility Agreement or with the prior consent of the Chargee.

7.5	Retention of Documents

The Chargee may retain any document delivered to it under Clause 5(a)  (Title Documents) or otherwise until the security created by this Debenture is released and, if for any reason it ceases to hold any such document before that time, it may by notice to the Chargor require that the relevant document be redelivered to it and the Chargor shall promptly comply (or procure compliance) with that notice.

7.6	Power to Remedy

If a Chargor fails to comply with any covenant set out in Clauses 7.1 (Duration of Undertakings) to Clause 7.5 (Retention of Documents) (inclusive) and that failure is not remedied to the satisfaction of the Chargee (acting reasonably) within 10 Business Days, it will allow (and irrevocably authorises) the Chargee or any person which the Chargee nominates to take any action on behalf of that Chargor which is necessary to ensure that those covenants are complied with.

8.	POWER OF ATTORNEY

8.1	Appointment and Powers

(a)
The Chargor, by way of security, irrevocably appoints the Chargee, any Receiver and any person nominated for the purpose by the Chargee or any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(i)
carrying out any obligation imposed on the Chargor by this Debenture (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property) with which the Chargor has failed to comply; and

(ii)
enabling the Chargee, any Receiver and any person nominated for the purpose by the Chargee or any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or by law (including, after the occurrence of an Event of Default, the exercise of any right of a legal or beneficial owner of the Charged Property).

(b)	The Chargee, any Receiver and any person nominated for the purpose by the Chargee or any Receiver shall only use the power of attorney conferred on it pursuant to paragraph (a), above, upon:

(i)	an Event of Default; or

(ii)	if the Chargor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure and being requested to comply.

8.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

9.	ENFORCEMENT AND POWERS OF THE CHARGEE

9.1	Statutory Restrictions

The restriction on the consolidation of mortgages and on power of sale imposed by section 35  of the CLP shall not apply to the security constituted by this Debenture.

9.2	Enforcement Powers

For the purpose of all rights and powers implied or granted by statute, the Secured Obligations are deemed to have fallen due on the date of this Debenture.  The power of sale and other powers conferred by sections 38 and 39 of the CLP and all other enforcement powers conferred by this Debenture shall be immediately exercisable at any time after an Event of Default has occurred or notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations have been given by the Chargee to the Chargor.

9.3	Statutory Powers

The powers conferred on mortgagees or receivers by the Act and the CLP shall apply to the security created by this Debenture unless they are expressly or impliedly excluded.  If there is ambiguity or conflict between the powers contained in the Act and/or the CLP and those contained in this Debenture, those contained in this Debenture shall prevail.

9.4	Appointment of Receiver or Administrator

(a)
At any time after an Event of Default has occurred, or if so requested by the Chargor, the Chargee may by writing under hand signed by any officer or manager of the Chargee, appoint any person (or persons) to be a Receiver of all or any part of the Charged Property;

(b)	For the avoidance of doubt, a Receiver appointed under Clause 9.4(a) may be an administrative receiver in accordance with section 142(1)(a) of the Act.

9.5	Exercise of Powers

All or any of the powers conferred upon mortgagees by the Act and the CLP as varied or extended by this Debenture, and all or any of the rights and powers conferred by this Debenture on a Receiver (whether expressly or impliedly), may be exercised by the Chargee upon 5 days notice to the Chargor at any time after a Declared Default has occurred, irrespective of whether the Chargee has taken possession or appointed a Receiver of the Charged Property

9.6	Receiver as Agent

Each Receiver shall be the agent of the Chargor which shall be solely responsible for his acts or defaults, and for his remuneration and expenses, and be liable on any agreements or engagements made or entered into by him.  The Chargee will not be responsible for any misconduct, negligence or default of a Receiver.

9.7	Powers of Receiver

Each Receiver appointed under this Debenture shall have all the powers conferred from time to time on receivers by the Act and the CLP (which is deemed incorporated in this Debenture).  In addition, notwithstanding any liquidation of the Chargor each Receiver shall have power to:

(a)	develop, reconstruct, amalgamate or diversify any part of the business of the Chargor;

(b)	enter into or cancel any contracts on any terms or conditions;

(c)	incur any liability on any terms, whether secured or unsecured, and whether to rank for payment in priority to this security or not;

(d)
let or lease or concur in letting or leasing, and vary the terms of, determine, surrender leases or tenancies of, or grant options and licences over, or otherwise deal with, all or any of the Charged Property, without being responsible for loss or damage;

(e)
establish subsidiaries to acquire interests in any of the Charged Property and/or arrange for those subsidiaries to trade or cease to trade and acquire any of the Charged Property on any terms and conditions;

(f)	make and effect all repairs, renewals and improvements to any of the Charged Property and maintain, renew, take out or increase insurances;

(g)	exercise all voting and other rights attaching to the investments and stocks, shares and other securities owned by the Chargor and comprised in the Charged Property;

(h)
redeem any prior Security on or relating to the Charged Property and settle and pass the accounts of the person entitled to such prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(i)	appoint and discharge officers and others for any of the purposes of this Debenture and/or to guard or protect the Charged Property upon terms as to remuneration or otherwise as he may think fit;

(j)	settle any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to any of the Charged Property;

(k)	implement or continue the development of (and obtain all consents required in connection therewith) and/or complete any buildings or structures on any real property comprised in the Charged Property;

(l)	purchase or acquire any land or any interest in or right over land;

(m)
exercise on behalf of the Chargor all the powers conferred on a landlord or a tenant by any legislation from time to time in force in any relevant jurisdiction relating to rents or agriculture in respect of any part of the real property comprised in the Charged Property; and

(n)
do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 9.7, or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property, and use the name of the Chargor for all such purposes, and in each case may use the name of the Chargor and exercise the relevant power in any manner which he may think fit.

9.8	Removal of Receiver

The Chargee may by notice remove from time to time any Receiver appointed by it and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

9.9	Remuneration of Receiver

The Chargee may from time to time fix the remuneration of any Receiver appointed by it.

9.10	Several Receivers

If at any time there is more than one Receiver, each Receiver may separately exercise all of the powers conferred by this Debenture (unless the document appointing such Receiver states otherwise).

10.	APPLICATION OF MONEY

10.1	Insurance Proceeds

If an Event of Default has occurred, all moneys received by virtue of any insurance maintained or effected in respect of the Charged Property shall be paid to the Chargee (or, if not paid by the insurers directly to the Chargee, shall be held on trust for the Chargee) and shall, at the option of the Chargee, be applied in replacing or reinstating the assets destroyed, damaged or lost (any deficiency being made good by the Chargor or (except in the case of leasehold premises) in reduction or discharge of the Secured Obligations.

10.2	Suspense Account

Until the Secured Obligations are irrevocably paid, performed or discharged in full, the Chargee may place and keep (for such time as it shall determine) any money received pursuant to this Debenture or on account of any Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the relevant Chargor or the Chargee as the Chargee shall think fit) and the Receiver may retain the same for the period which he and the Chargee consider expedient without having any obligation to apply all or any part of that money in or towards payment, performance or discharge of the Secured Obligations.

10.3	Application of Monies

All moneys received by the Chargee pursuant to this Debenture shall be held by it upon trust in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever as may have been paid or incurred by the Chargee in exercising any of the powers specified or otherwise referred to in this Debenture and the balance shall be applied in accordance with the provisions of clause 27.5 (Partial payments) of the Facility Agreement.

11.	PROTECTION OF THIRD PARTIES

11.1	No Obligation to Enquire

No purchaser from, or other person dealing with, the Chargee or any Receiver (or their agents) shall be obliged or concerned to enquire whether:

(a)
the right of the Chargee or any Receiver to exercise any of the powers conferred by this Debenture has arisen or become exercisable or as to the propriety or validity of the exercise or purported exercise of any such power; or

(b)
any of the Secured Obligations remain outstanding or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters.

11.2	Receipt Conclusive

The receipt of the Chargee or any Receiver shall be an absolute and a conclusive discharge to a purchaser, and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Chargee or any Receiver.

12.	PROTECTION OF CHARGEE AND RECEIVER

12.1	No Liability

Neither the Chargee nor any Receiver shall be liable in respect of any of the Charged Property or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers, unless caused by its or his gross negligence, wilful default or breach of any obligations under the Finance Documents.

12.2	Possession of Charged Property

Without prejudice to Clause 12.1 (No Liability), if the Chargee or the Receiver enters into possession of the Charged Property, it will not be liable to account as mortgagee in possession and may at any time at its discretion go out of such possession.

12.3	Liability of Chargor

The Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Charged Property shall be deemed to be a principal security for the Secured Obligations.  The liability of the Chargor under this Debenture and the charges contained in this Debenture shall not be impaired by any forbearance, neglect, indulgence, extension of time, release, surrender or loss of securities, dealing, variation or arrangement by the Chargee, or by any other act, event or matter whatsoever whereby the liability of the Chargor (as a surety only) or the charges contained in this Debenture (as secondary or collateral charges only) would, but for this provision, have been discharged.

13.	COSTS AND EXPENSES

13.1	Expenses

The Chargor will on demand pay to each of the Chargee and any Receiver the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by any of them in connection with any amendment, consent or suspension of rights (or proposal for any of the same) relating to this Debenture (and documents, matters or things referred to in this Debenture).

13.2	Enforcement Expenses

The Chargor will on demand pay to each of the Chargee, and any Receiver the amount of all reasonable costs and expenses (including legal fees and other out of pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by any of them in connection with the preservation, enforcement or attempted preservation or enforcement of any of their rights under this Debenture (and any documents referred to in this Debenture) or any of the Charged Property.

13.3	Stamp Duties, etc

The Chargor will on demand indemnify each of the Chargee, and any Receiver appointed under this Debenture, from and against any liability for any stamp, documentary, filing and other duties and Taxes (if any) which are or may become payable in connection with this Debenture.

14.	CUMULATIVE POWERS AND AVOIDANCE OF PAYMENTS

14.1	Cumulative Powers

The powers which this Debenture confers on the Chargee, and any Receiver appointed under this Debenture are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate.  The Chargee, or the Receiver may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever.  The respective powers of the Chargee, and the Receiver will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

14.2	Amounts Avoided

If any amount paid by the Chargor in respect of the Secured Obligations is capable of being avoided or set aside on the liquidation or administration of the Chargor or otherwise, then for the purposes of this Debenture that amount shall not be considered to have been paid.  No interest shall accrue on any such amount, unless and until such amount is so avoided or set aside.

14.3	Discharge Conditional

Any settlement or discharge between the Chargor and any the Chargee shall be conditional upon no security or payment to by the Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of the Chargee under this Debenture)  shall be entitled to recover from the Chargor the value which that the Chargee has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

15.	RULING OFF ACCOUNTS

If the Chargee or any other Secured Party receives notice of any subsequent Security or other interest affecting any of the Charged Property (except as permitted by the Loan Agreements) it may open a new account for the Chargor in its books.  If it does not do so then (unless it gives express notice to the contrary to the Chargor), as from the time it receives that notice, all payments made by the Chargor to it (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction or discharge of the Secured Obligations.

16.	DELEGATION

The Chargee may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Debenture to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit.  The Chargee will not be liable or responsible to the Chargor or any other person for any losses arising from any act, default, omission or misconduct on the part of any delegate.

17.	REDEMPTION OF PRIOR CHARGES

The Chargee may, at any time after an Event of Default has occurred, redeem any prior Security on or relating to any of the Charged Property or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security.  Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor.  The Chargor will on demand pay to the Chargee all principal monies and interest and all losses incidental to any such redemption or transfer.

18.	NOTICES

Any notice, demand, consent, agreement or other communication to be served in connection with this Debenture shall be given in accordance with Section 29 (Notices) of the Facility Agreement.

19.	CHANGES TO PARTIES

19.1	Assignment by the Chargee

The Chargee may at any time assign or otherwise transfer all or any part of its rights under this Debenture in accordance with the provisions of Section 22 (Changes to Lenders) of the Facility Agreement.

19.2	Changes to Parties

The Chargor authorises and agrees to changes to parties under the Finance Documents and authorises the Chargee to execute on its behalf any document required to effect the necessary transfer of rights or obligations contemplated by those provisions.

20.	MISCELLANEOUS

20.1	Certificates Conclusive

A certificate or determination of the Chargee as to any amount payable under this Debenture will be conclusive and binding the Chargor except in the case of manifest error.

20.2	Counterparts

This Debenture may be executed in any number of counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

20.3	Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Debenture, shall be the period of eighty years from the date of this Debenture.

21.	PAYMENTS FREE OF DEDUCTION

All payments to be made to the Chargee under this Debenture shall be made in accordance with Section 2(3) (Payments)) of the Loan Agreement.

22.	RELEASE OF SECURITY

22.1	Redemption of Security

Upon the Secured Obligations being irrevocably paid, performed or discharged in full and none of the Chargee being under no further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Agreement or Loan Extension, the Chargee shall, at the request and cost of the Chargor, release and cancel the security constituted by this Debenture and procure the reassignment to the Chargor of the property and assets assigned to the Chargee pursuant to this Debenture, in each case subject to Clause 22.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, the Chargee or any of its nominees.

22.2	Avoidance of Payments

If the Chargee considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Debenture and the security constituted hereby shall continue and such amount shall not be considered to have been irrevocably paid.

23.	GOVERNING LAW

This Debenture is governed by the laws of the British Virgin Islands.

24.	JURISDICTION

24.1	British Virgin Islands Courts

The courts of the British Virgin Islands have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or the consequences of its nullity).

24.2	Convenient Forum

The parties agree that the courts of the British Virgin Islands are the most appropriate and convenient courts to settle disputes between them and, accordingly, that they will not argue to the contrary.

24.3	Exclusive Jurisdiction

This Clause 24 (Jurisdiction) is for the benefit of the Chargee only.  As a result and notwithstanding Clause 24.1 (British Virgin Islands Courts), it does not prevent the Chargee from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law the Chargee may take concurrent proceedings in any number of jurisdictions.

THIS DEBENTURE has been signed on behalf of the Chargee and executed as a deed by the Chargor and is delivered on the date specified above.

SCHEDULE 1
DETAILS OF ACCOUNTS

Account Bank	SWIFT Code	Account Number

Scotiabank (British Virgin Islands) Limited	NOSCVGVG	3151 17

SCHEDULE 2
FORM OF NOTICE TO BANKS
OPERATING ACCOUNTS AND/OR
NOMINATED ACCOUNTS

SIGNATORIES TO DEBENTURE

THE CHARGOR

Executed and delivered as a Deed on behalf of
OCEAN CONVERSION (BVI) LTD.
By its authorised signatories:

/s/ Frederick W. McTaggart
Name:
Title: Director

/s/ Glenn Harrigan
Name:
Title: Director

THE CHARGEE

CONSOLIDATED WATER CO. LTD.
By its authorised signatories:

/s/ Frederick W. McTaggart
Name:
Title: Director

/s/ J. M. Parker
Name:
Title: Director